Exhibit 10.1

CONSULTING, SEVERANCE AND RELEASE AGREEMENT

This Consulting, Severance and Release Agreement (“Agreement”), is made effective as of January 22, 2007, by and between LANTRONIX, a California corporation (“Lantronix”), located at 15353 Barranca Parkway, Irvine, California 92618 and JAMES KERRIGAN, an individual (“Kerrigan”) residing at 2 Cherry Hills Lane, Newport Beach, California 92660.

RECITALS

A. WHEREAS, Kerrigan was employed by Lantronix;

B. WHEREAS, Lantronix has hired a successor for Kerrigan;

C. WHEREAS, Lantronix desires to engage Kerrigan as a consultant for the services described herein and to provide the benefits to Kerrigan described herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, it is agreed as follows:

AGREEMENT

1. CONSULTING SERVICES. Kerrigan agrees to provide consulting services to Lantronix to assist in the successful transition of the Chief Financial Officer duties to Kerrigan’s successor and for other services as determined by the Lantronix CEO or Board of Directors, for a period of twelve (12) months. Such services shall be on an as needed “on call” basis but in no event will Kerrigan be required to provide services in excess of eighty (80) hours per month. Kerrigan shall not be entitled to any 401(k) matching contributions after the date of this Agreement or any other employee benefit offered by Lantronix to its employees.

Kerrigan will provide the services consistent with prevailing standards of professional practice. At all times Kerrigan shall conduct himself in accordance with the ethical standards of his profession.

2. CONSIDERATION FOR AGREEMENT TO PROVIDE SERVICES. For the agreement to provide services hereunder, Lantronix agrees to pay Kerrigan:

a) A monthly fee of $6,250 payable in 18 equal installments on the 1st day of each month commencing August 1, 2007. The total fee of $112,500 is deemed earned on the date of execution of this Agreement and the agreement to provide services. In the event of Kerrigan’s disability and inability to perform the services, the monthly fee will nonetheless continue to be payable to Kerrigan. In the event of the death of Kerrigan, the monthly fee will continue to be due to Kerrigan’s heirs and assign.

b) A monthly amount equal to Kerrigan’s cost to purchase COBRA coverage for up to twelve (12) months at Lantronix's cost for medical and dental benefits for Kerrigan and/or his eligible dependents. Said benefits, and costs associated therewith, will be equivalent to those group health benefits provided to Lantronix regular, full-time employees.

c) Reimbursement for expenses reasonably incurred by Kerrigan in providing his services under this Agreement which are approved by an officer of Lantronix and for which Kerrigan provides reasonable documentation to Lantronix.

Kerrigan is responsible for paying, when due, all income taxes, including estimated taxes, incurred as a result of the compensation paid to him. Kerrigan agrees to indemnify and hold Lantronix harmless for any claims, costs, losses, or damages suffered by it resulting from Kerrigan’s failure to comply with this provision. Kerrigan agrees to hold harmless and indemnify Lantronix from any and all claims arising out of any injury, disability or death of contractor.

3. OTHER CONSIDERATION. For the covenants of Kerrigan herein, the parties agree:

a) Kerrigan shall be eligible to receive a Senior Vice President-level (CFO) bonus based on the Team Incentive Plan, as described on Exhibit “1" attached hereto and incorporated herein by reference, if/when paid based on Lantronix performance through the period ending June 2007.

b) Kerrigan’s right to vest in those certain stock options granted to him and described on Exhibit “2” shall continue through July 22, 2007, and the period in which to exercise those options which have not been exercised shall be extended to 24 months from January 22, 2007.

4. RELEASE. In consideration of the consideration in paragraphs 2 and 3 above, Kerrigan, for himself and his heirs, legal representatives, successors and assigns, hereby releases, acquits and forever discharges Lantronix and all of Lantronix affiliate and subsidiary corporations, and their present and former, principals, officers, agents, associates, representatives, directors, employees, predecessors, successors and assigns and all persons acting by, through, under or in concert with them, or any of them, jointly and individually, of and from any and all claims, demands, causes of action, obligations, damages and liabilities, whether known or unknown, which Kerrigan has or may hereafter obtain or accrue on account of Kerrigan's employment, the termination of employment and/or any fact, matter, incident, claim, injury, event, circumstance, happening, occurrence and/or thing of any kind or nature whatsoever which arose or occurred at any time prior to the date of Kerrigan's execution of this Agreement, including but not limited to emotional distress; any and all claims for wrongful discharge; breach of any implied or expressed employment contract; negligent or intentional infliction of emotional distress; defamation; fraud; unlawful discrimination based upon age, race, sex, marital status, religion, national origin, medical condition, disability, handicap or otherwise; breach of any implied covenant of good faith and fair dealing; violation of any section of the Labor Code of the State of California, the California Fair Employment and Housing Act ("FEHA"), Title VII of the Civil Rights Act of 1964 ("Title VII"), the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the Americans With Disabilities Act (ADA), or any other federal, state or local law(s) or regulation(s); unpaid wages, salary, bonuses, commissions or other compensation of any sort; damages of any nature, including compensatory, general, special or punitive; and/or costs, fees or other expenses, including attorney's fees, incurred in any of these matters. Nothing contained herein shall release Lantronix from its obligations under its Articles of Incorporation, Bylaws, any written indemnification agreement or California law, to indemnify Kerrigan for his actions as an employee director or officer of Lantronix or release any rights Kerrigan has with respect to any claims made against him under any director and officer or any other insurance policy of Lantronix.

Kerrigan understands and expressly waives any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Kerrigan understands and acknowledges that the significance and consequence of the foregoing waiver of Section 1542 of the Civil Code is that even if Kerrigan should eventually suffer additional damages arising out of his employment with Lantronix, he will not be permitted to make any claim for those damages. Furthermore, Kerrigan acknowledges that Kerrigan intends these consequences even as to claims for injury or damages that may exist as of the date of the Agreement but which Kerrigan does not know exists, and which, if known, would materially affect Kerrigan's decision to execute the Agreement, regardless of whether Kerrigan's lack of knowledge is a result of ignorance, oversight, error, negligence, or any other cause.

5. CONFIDENTIAL INFORMATION.

5.1 Definition. “Confidential Information” means information that is proprietary to Lantronix or proprietary to others and entrusted to Lantronix. Confidential Information includes, but is not limited to, information relating to business plans and to business as conducted or anticipated to be conducted, and to past, current or anticipated products. Confidential Information also includes, without limitation, Lantronix information concerning (a) price lists, (b) costs of production, and (c) raw material costs, (d) selling costs, (e) delivery costs, (f) information concerning new or proposed new products, including the nature and design of such products and the plans for marketing such products, (g) international procedures and policies, (h) customer lists, account names, contacts, addresses, buying habits and sales activity; (i) names and addresses of suppliers and vendors, (j) tax and financial information, (k) reserves, (l) intellectual property owned or leased by the company, (m) banking relationships and arrangements, (n) employees, (o) management personnel and policies, (p) quotation names, addresses, contacts and quote workups, (q) all mailing lists, (r) company product training materials and courses, and (s) company computer programs and printouts.

5.2 Prohibitions Against Use. Kerrigan will not use or disclose, other than in connection with employment with Lantronix, or to provide his services under this Agreement, any Confidential Information to any person not employed by Lantronix or not authorized by Lantronix to receive such Confidential Information without the prior written consent of Lantronix. Kerrigan will use reasonable and prudent care to safeguard and protect and prevent the unauthorized use and disclosure of Confidential Information. The obligations contained in this paragraph will survive for as long as the company, in its sole judgment, considers the information to be Confidential Information. Confidential Information does not include any information which is generally known by the public or any competitors of Lantronix. This paragraph does not restrict a disclosure or use of information required by law or as required for compliance with government agencies and authorities, or a reasonable disclosure of information to Kerrigan’s spouse, bank or legal or tax advisor provided such person agrees or is legally obligated to maintain the confidentiality of such information.

6. RETURN OF LANTRONIX PROPERTY. All documents, drawings, lists, records or other tangible or intangible thing relating to the business of Lantronix that Kerrigan originates or comes into Kerrigan’s possession in any way during the employment or consulting periods shall remain the sole property of Lantronix. Any copies of such items are likewise the sole property of Lantronix. Kerrigan shall not make copies of such items except for the sole use and account of Lantronix and with the consent and instruction of Lantronix’s management. At the end of the consulting period, Kerrigan shall immediately return to Lantronix all such items in his possession or control, as well as all of Lantronix’s property in his possession or control he has received for assistance in performing work duties, except that Mr. Kerrigan may keep his laptop computer and copies of information reasonably related to his personal income tax filings. In lieu of physical return, Kerrigan may destroy all such electronic information in any and all formats and shall provide an affirmative declaration in a form acceptable to Lantronix as to its destruction.

7. ARBITRATION. All disputes between Lantronix, its officers, directors, owners, and agents on the one hand (jointly, Lantronix) and Kerrigan on the other relating in any manner whatsoever to the employment or termination of Kerrigan, including without limitation disputes arising under this Agreement, shall be resolved by binding arbitration. By way of example and not limitation of the foregoing, arbitrable claims shall include any claims arising under Title (8) of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress or defamation and claims related to disability. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all arbitrable claims. The parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims.

7.1 Arbitration of claims shall be in accordance with the Rules for the resolution of employment disputes of JAMS, as amended from time-to-time ("JAMS’ Rules"), and augmented by this Agreement. Written notice to the other party initiating arbitration shall also include a statement of the claims asserted and all the facts upon which the claims are based. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit nor administrative action in any way related to any claim. Any arbitration hearing under this Agreement shall be conducted in Orange County, California.

7.2 A single arbitrator shall decide all claims and shall provide a detailed written arbitration decision. The arbitrator shall be secured by mutual agreement of the parties within (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree upon an arbitrator, then the complaining party shall notify JAMS and request selection of an arbitrator in accordance with JAMS rules. The arbitrator shall have only such authority to award equitable relief, damages, costs and fees as a court would have for the particular claims asserted and any action of the arbitrator in contravention of this limitation may be the subject of an appeal by the aggrieved party. The fees of the arbitrator and the costs of the arbitration, exclusive of Kerrigan’s attorney’s fees, shall be paid by Lantronix. The arbitrator shall have exclusive authority to resolve all claims, including, but not limited to whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable. The Arbitrator shall award the prevailing party attorneys’ fees and costs.

7.3 All proceedings and all documents prepared in connection with any arbitrated claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of his subsection concerning confidentiality.

8. APPLICABLE LAW. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California.

9. SEVERABILITY. In the event that any portion of this Agreement shall be deemed unenforceable or void, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

10. ENTIRE AGREEMENT. It is agreed that the provisions of this Agreement contain the entire agreement on the subject covered between the parties, and cannot be modified orally, and can only be modified by written agreement signed by Kerrigan and Lantronix. This Agreement shall be binding upon the parties and their respective heirs, administrators and assigns.

11.  In accordance with the Older Workers Benefit Protection Act of 1990, Kerrigan expressly acknowledges Kerrigan’s awareness and understanding of the following:

a) Kerrigan has the right to and should consult with an attorney before signing this Agreement;

b) Kerrigan has twenty-one (21) days from the date on which Kerrigan receives this Agreement (to ________________) to consider Kerrigan’s release of Kerrigan’s age discrimination claims and claims under the Older Workers Benefit Protection Act of 1990 (“Age Discrimination Claims”), ONLY; and

c) Kerrigan has seven (7) days after signing this Agreement to revoke Kerrigan’s release of any Age Discrimination Claims only. The revocation must be in writing, must specifically revoke the release of any Age Discrimination Claims, and must be received by Employer prior to the eighth calendar day following the execution of this Agreement. The release of Age Discrimination Claims shall become effective, enforceable and irrevocable on the eighth calendar day following execution of this Agreement, at which time, if Kerrigan has not revoked this Agreement, then Kerrigan shall receive the consideration described in paragraph 3 in addition to the payment described in paragraph 2 above as consideration for the release of any Age Discrimination Claims.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth below.

            “Kerrigan”

            /s/ James Kerrigan
            JAMES KERRIGAN

            “Lantronix”

            LANTRONIX

            By: /s/ Marc H. Nussbaum

            Its: Chief Executive Officer
            [Title]

Exhibit “1"

Team Incentive Plan

Exhibit 2

Stock Options eligible for vesting

All Grants, whether fully vested or not are listed:

00-1018
00-1039
04-106
05-69
06-1978